Exhibit 10.1

CANCELLATION AGREEMENT

This Cancellation Agreement (this “Agreement”), effective as of September _____, 2008, is by and between Tombstone Exploration Corp., a Canadian corporation (“TMBX”) and Alan M. Brown, an individual (“Brown”).

RECITALS

A.

Whereas, Brown is the grantee and holder of a Stock Purchase Warrant dated the 29th day of November, 2006, for the purchase of eight million (8,000,000) shares of TMBX common stock at a purchase prices of $0.10 per share (the “2006 Warrant”). The shares subject to such warrant vested immediately and remained exercisable for a period of five years.

B.

Whereas, pursuant to the terms hereof, Brown’s 2006 Warrant to purchase any stock of TMBX is hereby cancelled.

AGREEMENT

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Cancelling and Termination Warrants.   Brown agrees that the 2006 Warrant granted to him by TMBX to purchase shares of common stock of TMBX is herewith terminated and cancelled in its entirety and will be of no further force or effect.  Brown shall deliver the original stock purchase warrant agreement to TMBX within ten (10) business days hereof.

2.

Release.  Brown hereby releases and forever discharges TMBX from all obligations with regard to said stock purchase warrant.

IN WITNESS THEREOF, each of the undersigned has executed this Cancellation Agreement as of the date first written below.

BROWN

Dated: ______________

/s/ Alan Brown

Alan M. Brown

TMBX, INC.

Dated: ______________

/s/ Alan Brown

By: Alan M. Brown

Its: President